EXHIBIT 5.1

736 Georgia Avenue, Suite 300
Chattanooga, TN 37402
Phone: 423.266.5500
Fax: 423.266.5499
www.huschblackwell.com

June 19, 2012
CBL& Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel for CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company concurrently herewith with the Securities and Exchange Commission.  The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of 10,400,000 shares of the Company's common stock, par value $.01 per share (the “Shares”), reserved for issuance under the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “Plan”).
As counsel, we have reviewed the Good Standing Certificate with respect to the Company issued by the Secretary of State of Delaware dated June 8, 2012. We have also reviewed the organizational documents of the Company, including the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws as currently in effect. We have also examined copies of (i) resolutions certified by the Secretary of the Company and adopted at a meeting of the Board of Directors of the Company held on February 8, 2012; and (ii) the duly certified results of the vote by the shareholders of the Company approving the adoption of the Plan at the Company's Annual Meeting of Shareholders held on May 7, 2012. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of June 18, 2012. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with the originals of all items submitted to us as copies.
Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly and validly authorized and, when issued and paid for as contemplated by the Plan, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.
This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the “Delaware Act”). Although we are not licensed in the state of Delaware we are generally familiar with the Delaware Act so that the opinion set forth herein is limited to and based solely on a review of the Delaware Act excluding, however, any case law construing the provisions of such statute or Delaware common law. We express no opinion as to either the applicability or effect of the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Very truly yours,

/s/ Husch Blackwell LLP
Husch Blackwell LLP